Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form S-1, of our report dated July 31, 2020, relating to the balance sheet of Star Peak Energy Transition Corp. as of December 31, 2019 and 2018, and the related statements of operations, changes in stockholder’s equity and cash flows for the year ended December 31, 2019 and for the period from October 29, 2018 (inception) through December 31, 2018, and to the reference to our Firm under the caption “Experts” in the Prospectus.

/s/ WithumSmith+Brown, PC

New York, New York
July 31, 2020